Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q1 2008 Optical Cable Earnings Conference Call

Event Date/Time: Mar. 14. 2008 / 10:00AM ET

Operator

Good morning and welcome to the Optical Cable Corp. conference call. I will now turn the call over to Andrew Siegel. Sir, you may begin your call.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s First Quarter Fiscal Year 2008 Conference Call. By this time, everyone should have a copy of today’s earnings press release. If you haven’t, please visit www.oocfiber.com for a copy.

On the call with us today is Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation. Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factor set forth in detail in the “forward looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the Internet Webcast on www.occfiber.com as well as today’s call. Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - President and CEO

Thank you, Andrew, and good morning everyone. Joining me here today is Tracy Smith, our Chief Financial Officer. I’d like to begin the call today with a few opening remarks. I will then have Tracy review the first quarter results for the three-month period ended January 31, 2008 in more detail. After Tracy’s remarks, I will provide you a few closing remarks and then we’ll take as many questions that the participants have as we can.

I’d like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we will also answer a number of questions, if any, from investor — from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release, announcing the date and time of our earnings call—as we did for today’s call.

The Optical Cable Team delivered another quarter of strong financial performance for our shareholders. During the first quarter of fiscal year 2008, net sales, gross profits and net income all increased when compared to the same period last year. Net sales increased 36.5% to $12.7 million during Q1 2008 when compared to the same period last year.

At the same time, gross profit as a percentage of net sales increased to 42.1% during the first quarter of fiscal 2008, compared to 32.1% during this same period last year. And during an historically slower part of the year, Optical Cable posted net income of $0.14 per share, exceeding the $0.13 per share earned during the fourth quarter of fiscal 2007, as well as exceeding earnings for all other individual quarters during fiscal 2007.

Optical Cable’s performance this quarter brings our trailing twelve-month earnings to $0.40 per share. And our net book value, as of the end of Q1 2008 is $5.43 per share. For these reasons, as well as Optical Cable’s many demonstrated accomplishments to date, we believe our current share price represents a discount to OCC’s real value.

The Company’s recent financial successes have been made possible by the hard work and dedication of Optical Cable’s employees, as well as the investments we made to significantly upgrade OCC’s facilities, processes and systems in recent years. We believe our recent financial results confirm that Optical Cable has the right strategies in place and that these strategies have made Optical Cable a stronger company, better positioned for long-term growth and value creation. And by investing for the future, we believe we have increased plant efficiency, improved customer service and enhanced the scalability of our business. We continue to realize the benefits made possible by the successful execution of our strategy. OCC is off to a great start in — for 2008 and we look forward to building upon this success. I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics of our financial results for the first quarter.

Tracy Smith - Optical Cable Corporation - CFO

Thank you, Neil. For our first quarter of fiscal year 2008, we reported net income of $862,000, or $0.14 per basic and diluted share, compared to a net loss of $332,000, or $0.06 per basic and diluted share, for the same period last year.

Net sales increased 36.5% to $12.7 million for the first quarter of fiscal year 2008 compared to $9.3 million for the same period last year. Net sales outside the U.S. continued to show substantial strength in the first quarter of fiscal 2008, increasing 94.8% compared to the same period last year. We are pleased with our solid net sales growth in the first quarter. We experienced an increase in net sales (both in the U.S. and internationally) in certain of our targeted specialty markets during the first quarter, compared to the same period last year. This increase was partially offset by a slight decrease in net sales for our commercial markets.

Gross profit margin, or gross profit as a percentage of net sales, increased to 42.1% for the first quarter of 2008, compared to 32.1% for the same period last year. Gross profit increased 79.2% to $5.3 million during the first quarter of fiscal 2008, compared to $3 million for the same period last year.

During the first quarter of fiscal 2008, we maintained the positive impact we experienced in the second half of fiscal 2007 on our gross profit margins that we attributed to the improvements in our manufacturing efficiencies resulting from the successful integration of our ERP system. Additionally, during the first quarter of fiscal 2008, we experienced an increase in net sales related to higher margin products. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expense for the first quarter of fiscal 2008 increased to $4 million compared to $3.5 million for the comparable period last year. However, SG&A expenses as a percentage of net sales dropped to 31.5% in the first quarter of 2008, compared to 37.6% in the first quarter of fiscal 2007.

The increase in SG&A expenses during the first quarter of fiscal 2008, compared to the same period last year, was primarily due to increases in employee performance-based incentives based on improved financial results during the first quarter of fiscal 2008, including increases in commissions due to higher net sales.

Subsequent to the end of the first quarter, our $5 million Working Capital Facility and our $2 million Machinery and Equipment Facility expired on February 28, 2008. Valley Bank agreed to extend these two facilities through April 28, 2008. While Valley Bank indicated that they were agreeable to a one-year extension of these two facilities, we requested a 60-day extension in order to give us time to seek more favorable credit terms from various lenders.

We are engaged in active discussions with Valley Bank, as well as other financial institutions, to replace our existing credit facilities with credit facilities we believe will be more appropriate, and at least as favorable, for our current and anticipated financing needs. As a reminder, the period of time in which advances under the $6.5 million Real Estate Loan may be made was previously extended by Valley Bank until February 28, 2009. And with that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - President and CEO

Thanks, Tracy. In closing, I’d like to first call your attention to the recent retirement of our Senior Vice President of Operations. After a long and successful career with Optical Cable Corporation, Luke Huybrechts retired effective February 29th. Luke was employed with OCC for over 20 years, serving as Senior Vice President of Sales before becoming our Senior Vice President of Operations in May 2004. Luke also serves on our Board of Directors and has served since 1995. He will complete his current term as a director on March 25th of this year.

I’m pleased to say that it is anticipated that Luke will continue to work with Optical Cable Corporation in a consulting capacity for the next couple of years. We thank Luke for his dedicated service to Optical Cable and his friendship. And we wish him all the best to him and to his wife, Bobbie, and their family.

The Optical Cable Team is, and always has been, fiercely committed to increasing long-term shareholder value rather than generating short-term returns. I am particularly pleased that Optical Cable now seems to be seeing the financial benefits of that approach. While certain factors may result in fluctuations in individual quarters, and while the recent economic conditions may present new challenges for us, we believe that we are taking the necessary steps to appropriately position Optical Cable for long-term success.

During fiscal year 2008, Optical Cable will continue to focus on growing sales in its commercial markets and targeted specialty markets, further improving its facilities as appropriate and pursuing appropriate strategic opportunities. We continue to be confident that Optical Cable has the right strategies in place to serve its customers and to drive growth and profitability.

Now, we are happy to answer as many of your questions as we can. We will first take questions from our analysts and fund investors and if time permits, we will address any questions submitted in advance of today’s conference call by individual investors as well. Operator, please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you.

(OPERATOR INSTRUCTIONS)

Thank you, our first question is coming from Russ Silvestri with Skiritai Capital.

Russ Silvestri - Skiritai Capital - Analyst

Good morning. Neil?

Neil Wilkin - Optical Cable Corporation - President and CEO

Good morning, Russ. How are you?

Russ Silvestri - Skiritai Capital - Analyst

Fine. Thank you. Congratulations on a nice quarter.

Neil Wilkin - Optical Cable Corporation - President and CEO

Thank you.

Russ Silvestri - Skiritai Capital - Analyst

Can you just talk a little bit about the gross margin and I was just trying to understand - obviously, this is a nice number, the 41 or so percent. Can you talk about its sustainability? And then, just looking out over the course of the year as you look back over history, usually the first quarter tends to be your softer. And I was wondering if you thought that might be the case again this year.

Neil Wilkin - Optical Cable Corporation - President and CEO

Good question. Gross profit margin in the first quarter I think was 42.1%.

Russ Silvestri - Skiritai Capital - Analyst

Okay.

Neil Wilkin - Optical Cable Corporation - President and CEO

That is higher than we normally see. We did benefit in the first quarter from a couple of larger higher margin specialty orders. I don’t — we haven’t targeted, and I’ve said before, a gross profit margin as high as 42% on an ongoing basis. What we’ve last said is that we’ve been trying to target a gross profit margin of 37% or 38%. I think with the benefits we’re seeing from ERP, and its implementation and some of the other things that we’re doing, it’s possible for the margin to be higher, but I really wouldn’t want to commit to that.

We did see stronger sales in the first quarter than we typically do — first and second quarter are normally weaker for us. But the first quarter is — obviously was strong and we’re pleased with that. I think that we, at this point, just haven’t seen the sort of weakness in the economy that, in our business, that people have been talking about. That doesn’t mean that it doesn’t exist or couldn’t end up affecting us later in the year. But right now we seem to be on a pretty good pace.

It will be interesting — I can’t really say and I’m not prepared to give guidance for the second, third or fourth quarter. I don’t think it would be appropriate for you to extrapolate the first quarter and say that we’re going to do much better in the third and fourth quarter. Although, obviously, we’re working towards that.

I think we’ve gotten off to a good start. I think that I’m still optimistic about how the year’s going to turn out. And we’re going to continue down that path and barring any significant industry economic downturns, I think we are going to do pretty well this year.

Russ Silvestri - Skiritai Capital - Analyst

Okay. So I mean, normally — normal seasonality — there was nothing in this one quarter that was outside of — anything major — normal seasonality? I mean, normal seasonality, I understand that you can’t predict it and all. But normal seasonality in your business is historically Q1 and Q2 has been the low point of the year. Correct?

Neil Wilkin - Optical Cable Corporation - President and CEO

Right. I mean, traditionally first quarter and second quarter have been the low point of the year —

Russ Silvestri - Skiritai Capital - Analyst

Okay.

Neil Wilkin - Optical Cable Corporation - President and CEO

Portion of the year — we’re going to be filing our 10-Q and one thing that you’ll notice is that we did have, as I mentioned before, a couple of larger orders in the first quarter. And those positively influenced Q1. But even without those orders we would have had a good Q1. So I think that — what does the rest of the year hold? This was an unusually good quarter for a first quarter. I’m not prepared to say whether second quarter would be higher or lower. We’re working to continue the pace we’re at, but we’ll just have to see how things play out based on when projects fall.

Russ Silvestri - Skiritai Capital - Analyst

Okay. Last question, then. In terms of your gain and year-over-year wise, I mean is it a gain of market share, increase in the market or can you talk a little bit about what’s driving that?

Neil Wilkin - Optical Cable Corporation - President and CEO

I think the market still continues to grow a little bit. I don’t have the latest market figures that we look at to see whether we’ve gained market share. And so I can’t really divide it into those two categories for you. I mean, the one thing that OCC has is we’re uniquely positioned for certain market segments within the enterprise fiber optic cable market and we continue to see those segments as being strong and we expect that to continue.

Russ Silvestri - Skiritai Capital - Analyst

Thank you.

Operator

Thank you. At this time there appears to be no further questions. I’ll turn the floor back over to Andrew Siegel.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay, Neil. We do have some questions this morning from an individual shareholder. His question — it’s from Paul Benesch. His questions — there’s three parts, first he asks about the structure of your sales department and whether the changes you’ve made there have contributed to the increases in net sales over the last two quarters.

Second, he asked if the net sales do continue to increase, if you could talk to any economies of scale that you might achieve including with your ERP system and how this might impact the bottom line. And finally, he asked about the economic stimulus package and if you could talk about any impact that might have on your business.

Neil Wilkin - Optical Cable Corporation - President and CEO

Okay. Well, taking the first question, we have made some changes in our sales department, although we haven’t made a lot of changes recently.

On the international side, we did a little bit of rearranging and there’s been some significant effort that has been made there and we’ve seen the benefit of that. We have benefited, obviously, from the weak dollar, but more importantly, the efforts of our international sales folks have really provided some growth for OCC. On the domestic side, we continue to work hard and have good relationships with our distributors. And we’re working to continue those efforts and to grow sales domestically as well. I think the second question was about the economies of scale of our ERP system.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, that’s right.

Neil Wilkin - Optical Cable Corporation - President and CEO

We do — I think one of the things that was hard for people to see during the last — our investors to see the last couple of years was that the investments we were making were made in order to gain some of the benefits we’re seeing now. And I’m excited that that’s starting to pay off. We have been able to keep SG&A costs under control, we’ve made investments out of working capital to improve our facilities and our efficiency.

And as sales increased, just as we saw in the first quarter, small — even small or large increases, whatever increase we have in sales ends up dropping a lot of additional dollars to the bottom line. And I think that strategy is a correct — was a correct one and we believe the results in the first quarter showed that and I hope that continues for the rest of the year.

The last question, I think, was on the federal government’s economic stimulus package, is what it sounded like. There are some provisions in that package that have just recently been signed that accelerate expensing for small businesses and accelerate some depreciation for certain expenditures. That may — that may or may not positively impact us. It’s going to be — we haven’t seen that yet.

Of course, the issue when people are encouraged to expand their CapEx expenditures — what do they spend it on? And so, if that’s IT spending then we’re going to benefit from that. If they happen to be spending on something else then we may not see as much of a benefit. So I don’t know precisely if that’s going to significantly benefit us. The weak dollar and while it’s not good for the overall U.S. economy, it is benefiting manufacturing in the U.S. and we are seeing the benefit of that. But the economic stimulus package, I’m not — at this point we’re not quite sure how that’s going to impact us. It won’t hurt us, obviously, but we’ll have to see whether it really benefits us significantly.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Thanks, Neil. Well, I’ll turn it back over to you for closing remarks.

Neil Wilkin - Optical Cable Corporation - President and CEO

Thanks, Andrew. I appreciate everyone participating on our call today. We had a few less questions than we normally do. But we appreciate those folks who have participated and those that are listening to the call. And we are working hard here to create additional value for our shareholders and we’re going to continue to do that. Thank you.

Operator

Thank you. This does conclude today’s Optical Cable Corp. conference call. You may now disconnect and have a great day.